As filed with the Securities and Exchange Commission on July 9, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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AZZ incorporated
(Exact name of registrant as specified in its charter)

Texas	75-0948250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Museum Place, Suite 500 3100 West 7th Street Fort Worth, Texas (Address of Principal Executive Offices)	76107 (Zip Code)

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AZZ incorporated 2014 Long-Term Incentive Plan
(Full title of the plan)
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Tara D. Mackey
Chief Legal Officer and Corporate Secretary
One Museum Place, Suite 500, 3100 West 7th Street
Fort Worth, Texas 76107
(Name and address of agent for service)

(817) 810-0095
(Telephone number, including area code, of agent for service)

with copies of communications to:
S. Benton Cantey, Esq.
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102-3126
(817) 332-2500
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	1,500,000	$46.75	$70,125,000	$9,032.10

(1) Represents shares issuable under the AZZ incorporated 2014 Long Term Incentive Plan (the “Plan”). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.
(2) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the Common Stock on the New York Stock Exchange on July 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

This Registration Statement registers additional securities to be issued under the AZZ incorporated 2014 Long Term Incentive Plan and is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities.

AZZ incorporated (the “Company”) hereby incorporates by reference the following documents filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended February 28, 2014, filed with the Commission on April 28, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2014, filed with the Commission on June 27, 2014; and

•	Current Reports on Form 8-K filed with the Commission on May 9, 2014, June 26, 2014, June 27, 2014, July 7, 2014 and July 8, 2014.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 8.101 and 8.105 of the Texas Business Organizations Code (the “TBOC”) empower a corporation to indemnify its directors and officers and to purchase and maintain liability insurance for directors and officers. Sections 8.101 and 8.105 of the TBOC permits indemnification of directors and officers of corporations under certain conditions and subject to certain limitations and, under certain circumstances, requires such indemnification. The TBOC provides further that a provision for indemnification of a director, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, is valid only to the extent it is consistent with Section 8.101 of the TBOC, as limited by the certificate of formation, if such limitation exists. Article 12 of the registrant's Restated Articles of Incorporation contains a provision providing for indemnification of directors and officers to the full extent permitted by law. Section 8.01 of the registrant's Amended and Restated Bylaws, as amended, contains a provision providing for indemnification to the full extent permitted by law. Additionally, Article 11 of the registrant's Restated Articles of Incorporation limits the personal liability of directors of the registrant to the registrant or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except that such Article 11 does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director's office, (iv) an act or omission for which the liability of such director is expressly provided for by statute, or (v) an act related to an unlawful stock purchase or payment of a dividend.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the statutes and the registrant’s Restated Articles of Incorporation and registrant’s Amended and Restated Bylaws, as amended, referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s Form 8-K dated July 3, 1995, filed with the Commission on July 18, 1995)

4.2
Articles of Amendment to the Articles of Incorporation of the registrant dated October 25, 1999 (incorporated by reference to the Annual Report on Form 10-K filed by registrant for the fiscal year ended February 29, 2000).

4.3
Articles of Amendment to the Articles of Incorporation of the registrant dated July 14, 2009 (incorporated by reference to the Quarterly Report on Form 10-Q filed by registrant for the fiscal quarter ended August 31, 2009).

4.4
Articles of Amendment to the Articles of Incorporation of the registrant dated July 9, 2013 (incorporated by reference to the Quarterly Report on Form 10-Q filed by registrant for the fiscal quarter ended August 31, 2013).

4.5*	AZZ incorporated 2014 Long Term Incentive Plan
5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of Common Stock being offered
23.1*	Consent of BDO USA, LLP
23.2*	Consent of Kelly Hart & Hallman LLP (included in its legal opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement)
____________________
*    Each document marked with an asterisk is filed herewith.
Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 9th day July, 2014.
AZZ incorporated

By:     /s/ Tara D. Mackey
Tara D. Mackey
Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of AZZ incorporated, a Texas corporation, do hereby constitute and appoint Tara D. Mackey their true and lawful attorney-in-fact and agent or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules and regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part or in connection with this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the following capacities on the date indicated.

Signature	Title	Date

/s/ Thomas E. Ferguson Thomas E. Ferguson	President, Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2014

/s/ Paul W. Fehlman Paul W. Fehlman	Senior Vice President of Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	July 8, 2014

/s/ Dana L. Perry Dana L. Perry	Director	July 8, 2014

/s/ Martin C. Bowen Martin C. Bowen	Director	July 8, 2014

/s/ Sam Rosen Sam Rosen	Director	July 8, 2014

/s/ Kevern R. Joyce Kevern R. Joyce	Director	July 8, 2014

/s/ Peter A. Hegedus Peter A. Hegedus	Director	July 8, 2014

/s/ Dr. H. Kirk Downey Dr. H. Kirk Downey	Director	July 8, 2014

/s/ Daniel R. Feehan Daniel R. Feehan	Director	July 8, 2014

/s/ Daniel E. Berce Daniel E. Berce	Director	July 8, 2014

/s/ Steve Pirnat Steve Pirnat	Director	July 8, 2014

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of the registrant (incorporated herein by reference to Exhibit 3.1 of the registrant’s Form 8-K dated July 3, 1995, filed with the Commission on July 18, 1995)

4.2
Articles of Amendment to the Articles of Incorporation of the registrant dated October 25, 1999 (incorporated by reference to the Annual Report on Form 10-K filed by registrant for the fiscal year ended February 29, 2000)

4.3
Articles of Amendment to the Articles of Incorporation of the registrant dated July 14, 2009 (incorporated by reference to the Quarterly Report on Form 10-Q filed by registrant for the fiscal quarter ended August 31, 2009)

4.4
Articles of Amendment to the Articles of Incorporation of the registrant dated July 9, 2013 (incorporated by reference to the Quarterly Report on Form 10-Q filed by registrant for the fiscal quarter ended August 31, 2013)

4.5*	AZZ incorporated 2014 Long Term Incentive Plan
5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of Common Stock being offered
23.1*	Consent of BDO USA, LLP
23.2*	Consent of Kelly Hart & Hallman LLP (included in its legal opinion filed as Exhibit 5.1 hereto)
24.1*	Power of Attorney (incorporated in the signature page of this Registration Statement)
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*    Each document marked with an asterisk is filed herewith.